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As filed with the Securities and Exchange Commission on August            , 2002

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTECH SYSTEMS INCORPORATED
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-16810894 (I.R.S. Employer Identification No.)
1120 Wayzata Boulevard E., Suite 201 Wayzata, MN 55391 (952) 473-4102 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bert M. Gross, Esq.
7201 Metro Boulevard
Minneapolis, MN 55439
(952) 947-7225
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value	126,815 shares	$7.61	$965,063	$88.79

(1)
Estimated solely for the purposes of calculating the registration fee under Rule 457(c) based on the average of the high ($7.81) and the low ($7.40) prices for such shares on the NASDAQ Small Cap Market System on August 26, 2002.

PROSPECTUS

For the Public Offering for Sale of
126,815 Shares of Common Stock
of

NORTECH SYSTEMS INCORPORATED

        The 126,815 shares of Common Stock are to be offered by a present shareholder. Nortech will not receive any of the proceeds from the sale of shares by the selling shareholder.

        The selling shareholder has advised us that sales of its shares may be made from time to time through the NASDAQ Stock Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholder may sell its shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal.

        No period of time has been fixed within which the shares may be offered or sold, except that under an agreement between the Company and the selling shareholder, no more than 31,704 shares may be sold during any six-month period beginning on the date the registration of the shares becomes effective. We will initially pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the selling shareholder, which will be borne by the selling shareholder.

        Our stock is quoted on the NASDAQ Small Cap Market under the symbol "NSYS." On August 26, 2002, the last sale price of our stock as reported by NASDAQ was $7.45 per share. The common stock is being offered on a delayed or continuous basis.

        For risks in buying our stock, see "Risks Related to the Business" beginning on page 2 of this Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

August 29, 2002

RISKS RELATED TO THE BUSINESS

        The loss of a major customer could have a material adverse effect on our business.    One customer produces 15% to 20% of our annual revenues. There is no assurance that this customer will continue to do business with us on the present scale. Any significant reduction in the amount of business done by us with this customer could have a material adverse effect on our business, results of operations, and financial position.

        A change in the amount of business that our customers outsource could have a material effect on our business.    For the past several years, our customers have outsourced an increasing amount of business. There is no assurance that this outsourcing of business will continue. If our customers began to produce more of our products in-house, such a change could have a material adverse effect on our business, results of operations, and financial position.

        Increased competition from foreign competitors.    Foreign competitors provide a substantial competitive threat to our business. Although we have recently acquired a manufacturing plant in Mexico, we face increased competition from competitors doing business in the Far East. Increasing competition from foreign competitors could have a material effect on our business, results of operations, and financial position.

        Control by Principal Shareholder.    After this offering, the company's principal shareholder will beneficially own approximately 50% of the company's common stock. As a result, such person may have the ability to control the company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the company.

NORTECH SYSTEMS INCORPORATED

        We are incorporated in the State of Minnesota and have our principal executive office at 1120 Wayzata Boulevard, Suite 201, Wayzata, Minnesota 55391. Our telephone number is (952) 473-4102.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-3 under the Securities Act of 1933 that registers the distribution of the shares of our common stock. The Registration Statement, including attached exhibits and schedules, contains additional information about us. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Prospectus.

        In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including this S-3 Registration Statement, at the following location of the SEC:

    Public Reference Room
    450 Fifth Street, N.W.
    Washington, D.C. 20549

        You can call the SEC at 1-800-SEC-0300 (1-800-732-0300) for further information on the operation of public reference rooms. You can also obtain copies of this information from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the applicable fees. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers who file information electronically with the SEC, including our company. The address of this internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them (File No. 013257) into this Prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, except for information that is superseded by information that is included directly in this Prospectus. This Prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us, our business, financial position and results of operations. These documents are:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

  •
  The information contained in our Proxy Statement dated April 8, 2002 for our Annual Meeting of Shareholders held on May 9, 2002.

  •
  All other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus.

        You can obtain any of the documents incorporated by reference in this Prospectus from us or from the SEC in the manner discussed above. These documents are available from us without charge, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference in this Prospectus, by requesting them from us in writing or by telephone at the following address and phone number:

    Bert M. Gross
    7201 Metro Boulevard
    Minneapolis, Minnesota 55439
    (952) 947-7225

        If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this Prospectus or in the documents incorporated by reference in this Prospectus. Therefore, if anyone does give you different or additional information, you should not rely on it.

        The detailed information appearing in the documents incorporated in this Prospectus by reference qualifies all information appearing in this Prospectus.

THE OFFERING

Common Stock Offered By: The Selling Shareholder	126,815 shares
Common Stock Outstanding before the Offering	2,555,990 shares
Common Stock Outstanding after the Offering	2,555,990 shares
Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling shareholder.
NASDAQ Symbol	NSYS

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling shareholder.

SELLING SHAREHOLDER

        The following table summarizes certain information regarding the beneficial ownership of our common stock as of August 27, 2002, and as adjusted to reflect the sale of the common stock offered for the selling shareholder:

	Shares Beneficially Owned Before the Offering		Shares Beneficially Owned After the Offering
Name
	Number	Percent	Offered	Number	Percent
SAE Assembly Colorado LLC	126,815	4.96%	126,815	0	0%

PLAN OF DISTRIBUTION

        The selling shareholder has advised us that it may sell its shares from time to time in transactions through the NASDAQ Stock Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Sales may be made under this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of its stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealers or other persons acting on the selling shareholders' behalf for the sale of their stock may be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the stock as principals may be underwriting commissions under that Act. No period of time has been fixed within which the stock may be offered or sold, except that under an agreement between the Company and the selling shareholder, no more than 31,704 shares may be sold by the selling shareholder during any six-month period beginning on the date the registration of the shares becomes effective.

LEGAL OPINIONS

        We are being advised on the legality of the issuance of the common stock offered by this Prospectus by Bert M. Gross, our Secretary and legal counsel.

EXPERTS

        The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this Prospectus by reference have been audited by Larson, Allen, Weishair & Co., LLP, independent certified public accountants, as stated in their report incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

        Prospective investors may rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide any other information. This Prospectus is not an offer to sell to, nor is it seeking an offer to buy these securities from, any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

NORTECH SYSTEMS INCORPORATED

126,815 Shares
Common Stock

PROSPECTUS

August 29, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered:

Item	Amount
Securities and Exchange Commission Registration Fee	$88.79
Blue Sky Fees and Expenses	$1,000.00	*
Legal Fees and Expenses	$3,000.00	*
Accounting Fees and Expenses	$3,000.00	*
Transfer Agent Fees and Expenses	$500.00	*
Miscellaneous Expenses	$500.00	*

Total	$8,088.79	*

*
Estimated amounts.

Item 15.    Indemnification of Directors and Officers.

        Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        The Company also maintains a directors and officers insurance policy, which insures the Company, its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 16.    Exhibits

Item	Registration S-K Exhibit Table Reference
Portion of Registrant's Articles of Incorporation defining the rights of holders of Registrant's common stock	4
Opinion of Bert M. Gross	5
Consent of Larson, Allen, Weishair & Co., LLP	23.1
Consent of Bert M. Gross (included in Exhibit 5)	23.3

Item 17.    Undertakings

        The undersigned Registrant further hereby undertakes:

          (a)(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commissioner by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

        (d)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and

        (e)  for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 28th day of August, 2002.

NORTECH SYSTEMS INCORPORATED

By:	/s/ MICHAEL J. DEGEN Michael J. Degen, President and Chief Executive Officer

POWER OF ATTORNEY

        Know all persons by these presents, that each person whose signature appears below constitutes and appoints jointly and severally, Michael J. Degen and Garry M. Anderly, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MYRON KUNIN Myron Kunin	Chairman of the Board of Directors	August 28, 2002
/s/ MICHAEL J. DEGEN Michael J. Degen	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2002
/s/ GARRY M. ANDERLY Garry M. Anderly	Chief Financial Officer (Principal Financial and Accounting Officer)	August 28, 2002
/s/ MICHAEL J. DEGEN Michael J. Degen	President, Chief Executive Officer and Director	August 28, 2002
/s/ RICHARD W. PERKINS Richard W. Perkins	Director	August 28, 2002
/s/ C. TRENT RILEY C. Trent Riley	Director	August 28, 2002
/s/ KENNETH LARSON Kenneth Larson	Director	August 28, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nortech Systems Incorporated

INDEX TO EXHIBITS

Registration S-K Exhibit Table Reference	Page
4	Portion of Registrant's Articles of Incorporation defining the rights of holders of Registrant's common stock
5	Opinion of Bert M. Gross
23.1	Consent of Larson, Allen, Weishair & Co., LLP
23.3	Consent of Bert M. Gross (included in Exhibit 5)

QuickLinks

RISKS RELATED TO THE BUSINESS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
THE OFFERING
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS